Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 28, 2022, except for notes 1A, 1U, 3, 9, 15, 18, and 20, as to which the date is August 2, 2022, and note 1R, as to which the date is March 27, 2023, with respect to the consolidated financial statements of Leonardo DRS, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, VA
November 15, 2023